Exhibit 99.1

22nd Century Group Files 2014 Annual Report

And Announces Conference Call to Provide Business Update

February 6, 2015

CLARENCE, N.Y. - 22nd Century Group, Inc. (NYSE MKT: XXII) today announced that the Company filed its 2014 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission. Due to travel schedules over the next several days, the Company will be unable to conduct a quarterly conference call this week; instead, 22nd Century will provide a business update for investors on a conference call to be held Wednesday, February 11th at 11:00 AM (EST).

Henry Sicignano, III, President and Chief Operating Officer of 22nd Century Group, together with John T. Brodfuehrer, Chief Financial Officer, and Richard M. Sanders, an independent Director of 22nd Century Group, will conduct the call. Interested parties are invited to participate in the call by dialing: 888-820-9418 and using Conference ID 8237107.

The conference call will consist of an overview of recent business highlights and a summary of the financials presented in the Company's 2014 Annual Report. Immediately thereafter, there will be a question and answer segment open to all callers.

As expected, the Company’s 2014 financial performance reflects a period of transition. As 22nd Century concluded its phase as a company focused primarily on research and development, the Company experienced a net loss of $15.6 million (which includes $9.5 million of non-cash expenses) on revenues of $529,000; during this period in 2014, the Company also invested and/or committed to invest $3.7 million in cash and $2.7 million in stock on intangible assets and intellectual property related assets.

Moving forward, with a management team focused on monetizing the Company’s vast intellectual property portfolio, 22nd Century has recast its priorities to emphasize: (i) commercialization of RED SUN® super-premium cigarettes in the US, (ii) launch of MAGIC® very low nicotine cigarettes (“VLN”) internationally, (iii) establishment of a base of third-party cigarette and filtered cigar contract manufacturing business at the Company’s NASCO manufacturing facility in Mocksville, North Carolina, (iv) pursuit of FDA authorization for one or more of the Company’s modified risk cigarettes in development, (v) contracting with a suitable joint venture partner to fund and conduct a Phase III clinical trial for X-22, the Company’s tobacco-based smoking cessation aid in development, and (vi) establishment of substantial multi-year sales contracts for the Company’s proprietary tobacco leaf and/or finished tobacco products internationally (with immediate focus on Asia).

Recent Business Highlights

•	As previously reported, on October 25, 2014, the 22nd Century Board of Directors terminated the employment of Joseph Pandolfino, our former Chief Executive Officer. Although Mr. Pandolfino will not be re-joining us as an employee or officer, he remains a member of the Board of Directors.

•	As the first company in more than six years approved to become a new signatory to the MSA (as a result of our acquisition of NASCO Products, LLC), the Company moved forward with the regulatory process of listing its cigarette brands on the state tobacco directories of approved products in each of the 50 states. To date, the Company has succeeded in listing RED SUN on 35 state directories, in addition to the directory of the District of Columbia; RED SUN directory listings are pending in the remaining 15 states. The Company has begun production of RED SUN and began shipping RED SUN to distributors in January 2015.

•	Also in January 2015, the Company established its “Trade Partners Program” as a strategic incentive plan for the trade. Participating cigarette distributors earn a credit of $1.00 worth of 22nd Century common stock as a rebate for each carton of RED SUN purchased in 2015 and participating retailers earn a credit of $3.00 worth of 22nd Century common stock as a rebate for each carton of RED SUN purchased in 2015. The Company believes the novel Trade Partners Program offers members of the trade a strong incentive to carry and promote RED SUN brand cigarettes.

•	Further, in January 2015, the Company’s wholly-owned subsidiary, NASCO Products, LLC, made its first shipment of Smoker Friendly (“SF”) private label cigarettes after the approval of the multi-year manufacturing agreement between the Company and Smoker Friendly International, LLC by the 46 Settling States, the District of Columbia, and 5 U.S. territories under the MSA. Currently, the Company’s factory is increasing its production and shipment of Smoker Friendly products as the prior manufacturer of Smoker Friendly products winds down its inventory. Both manufacturers will ship Smoker Friendly’s “SF” brand cigarettes until March 31, 2015, at which time the prior manufacturer will cease shipments and NASCO will have the exclusive right to both manufacture and ship “SF” brand cigarettes to distributors who serve more than 800 Smoker Friendly stores throughout the United States.

•	The Company continues to move forward with potential joint venture opportunities in Asia. In January 2015, a team of tobacco executives and scientists from China visited the Company’s manufacturing facility in Mocksville, North Carolina. Recently, the Company formed a joint venture with Crede CG III, Ltd and Century Champion Investments, Ltd. to conduct the potential business of the joint venture. To further facilitate 22nd Century’s business opportunities in China, the Company is in the process of establishing a Wholly Foreign-Owned Enterprise (“WFOE”), a customary and usual business entity formed under China law for foreign parties that desire to conduct business in China. 22nd Century executives are planning to make another trip to China in March 2015. The Company is also investigating other potential business opportunities in other parts of Asia for the Company’s unique tobaccos and finished cigarettes. The Company is optimistic that it will be able to announce one or more business contracts with Asian partners in 2015.

•	The Company continues to move forward with efforts to launch its MAGIC brand of very low nicotine cigarettes in Europe and Asia. Packaging approvals for the novel product have been secured in Spain. Orion, the Company’s contract cigarette manufacturer in Europe, will begin production of our MAGIC brand in February 2015 for a product launch in Spain planned for Q1 2015.

2014 Financial Summary

For the year ended December 31, 2014, revenue was $529,000 compared to $7,278,000 of revenue for the year ended December 31, 2013. The 2014 revenues consist of $448,000 generated from the sale of SPECTRUM® research cigarettes to the National Institute on Drug Abuse (“NIDA”), which is part of the National Institutes of Health (“NIH”), United States Department of Health and Human Services, with the balance generated from the manufacture and sale of filtered cigars. Revenues for the year ended December 31, 2013 included licensing revenue from British American Tobacco (Investments) Limited of $7,000,000.

For the year ended December 31, 2014, the Company reported an operating loss of $11.7 million as compared to operating income in the amount of $1.8 million for the year ended December 31, 2013. The decrease in operating income of $13.5 million is primarily the result of a decrease in revenues of $6.8 million, an increase in non-cash stock based compensation of $2.2 million, startup expenses incurred at our manufacturing facility of $1.2 million, costs related to a severance liability of $0.6 million, an increase of $0.3 million in depreciation and amortization, and an increase in other operating expenses of $2.4 million.

The Company’s net loss for the year ended December 31, 2014 was $15.6 million or ($0.26) per share as compared to a net loss of $26.2 million or ($0.60) per share for the year ended December 31, 2013. The results for the year ended December 31, 2014 included non-cash expenses from (i) a change in the fair value of derivatives (warrant liability) of $3.7 million, (ii) stock based compensation of $4.5 million, and (iii) an inducement expense of $145,000 from the amendment of certain warrants.

Adjusted EBITDA (as described in the paragraph and tables below) for the year ended December 31, 2014 was a negative $6.1 million or ($0.10) per share and $4.3 million or $0.10 per share for the year ended December 31, 2013.

Below are tables containing information relating to the Company’s Adjusted EBITDA for the years ended December 31, 2014 and 2013, including a reconciliation of net loss to Adjusted EBITDA for such periods.

	Years Ended December 31,
	2014	2013	% Change

Net loss	$(15,595,358)	$(26,153,158)	-40%
Adjustments:
Warrant liability loss - net	3,676,691	23,602,711	-84%
Warrant amendment inducement expense	144,548	3,736,313	-96%
Depreciation and amortization	462,772	144,289	221%
Loss on equity investment	101,165	-	100%
Interest expense and amortization of debt discount	7,094	748,605	-99%
Stock based compensation	4,524,468	2,361,962	92%
Severance costs	637,301	-	100%
Income tax credit refund	-	(122,024)	-100%
Gain on the sale of machinery and equipment	(71,121)	-	100%

Adjusted EBITDA	$(6,112,440)	$4,318,698	-242%

Adjusted EBITDA is a financial measure not prepared in accordance with generally accepted accounting principles (“GAAP”). In order to calculate Adjusted EBITDA, the Company adjusts the net loss for certain non-cash and non-operating expenses listed in the table above in order to measure the Company’s operating performance. The Company believes that Adjusted EBITDA is an important measure that supplements discussions and analysis of its operations and enhances an understanding of its operating performance. While management considers Adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating income, net income and cash flows from operations. Adjusted EBITDA is susceptible to varying calculations and the Company’s measurement of Adjusted EBITDA may not be comparable to those of other companies.

For additional information, please visit: www.xxiicentury.com

About 22nd Century Group, Inc.

22nd Century is a plant biotechnology company whose proprietary technology allows for the levels of nicotine and other nicotinic alkaloids (e.g., nornicotine, anatabine and anabasine) in the tobacco plant to be decreased or increased through genetic engineering and plant breeding. The Company’s technology also allows the levels of cannabinoids to be decreased or increased in the cannabis plant. 22nd Century owns or exclusively controls 128 issued patents plus an additional 52 pending patent applications; the patents owned by us or exclusively licensed to us include patents issued in 96 countries. Goodrich Tobacco is focused on commercial tobacco products and potentially less harmful cigarettes. Botanical Genetics is focused on novel cannabis plant varieties and on cannabis-based products. Hercules Pharmaceuticals is focused on X-22, a prescription smoking cessation aid in development.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 5, 2015, including the section entitled “Risk Factors,” and our other reports filed with the U.S Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contact

Redington, Inc.

Tom Redington

203-222-7399